Exhibit 99.1

NEWS RELEASE
For more information, contact:	May 11, 2004
Lisa F. Campbell, Senior Vice President and CFO
lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP REPORTS

FIRST QUARTER RESULTS

Dunn, NC. . . New Century Bancorp (the “Company”), the holding company for New Century Bank and New Century Bank of Fayetteville, reported net income for the quarter ended March 31, 2004 of $84,000 compared to $214,000 for the same period in 2003. As of March 31, 2004, the Company had total deposits of $195.7 million and total loans of $190.6 million, compared to total deposits of $116.5 million and total loans of $112.3 million as of March 31, 2003, increases of 68% and 70%, respectively.

Total assets for the Company as of March 31, 2004 were $235.2 million, compared to $140.6 million at March 31, 2003, an increase of 67%.

During 2003 and 2004, the Company made investments in building the franchise by expanding into the Fayetteville and Goldsboro markets resulting in a decline in first quarter earnings compared to the same period in 2003. Strong loan growth further impacted first quarter earnings, as $603,000 in provision for loan losses was set aside compared to a provision of $270,000 in 2003.

“We are pleased with our growth during the first quarter in the key area of loans, deposits and total assets,” said John Q. Shaw, president and CEO for New Century. “Loan growth was particularly strong, which should help earnings in subsequent quarters. New Century’s new office in Goldsboro opened during the first quarter, and has already experienced strong, positive results in just a short period of time. The staff there is doing an excellent job, continuing the New Century tradition of “neighbor helping neighbor” service begun in Dunn and Clinton.

“New Century Bank of Fayetteville also is experiencing positive results under the leadership of Bill Hedgepeth, who is serving as NCB-Fayetteville’s CEO. The Fayetteville market is supporting the bank, and customers and staff alike are looking forward to the opening of the new headquarters and banking office later this year.”

New Century Bancorp is the holding company for New Century Bank of Fayetteville and New Century Bank, which has offices in Clinton, NC; Dunn, NC; and, Goldsboro, NC.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board

www.newcenturybanknc.com

The information as of and for the quarter and year ended March 31, 2004 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended March 31,
	2004	2003
Operating Data:
Total interest income	$2,898	$2,066
Total interest expense	914	753

Net interest income	1,984	1,313
Provision for loan losses	603	270

Net interest income after provision	1,381	1,043
Noninterest income	348	274
Noninterest expense	1,607	979

Income before income taxes	122	338
Provision for income taxes	38	124

Net income	$84	$214

Per Share Data(1):
Earnings per share - basic	$0.03	$0.12
Earnings per share - diluted	0.03	0.12
Market price
High	20.00	18.18
Low	15.15	15.45
Close	20.00	18.18
Book value	10.78	9.93

Weighted average shares outstanding
Basic	2,541,655	1,768,186
Diluted	2,634,904	1,854,132

Selected Quarter-End Balance Sheet Data:
Loans	$190,603	$112,262
Allowance for loan losses	2,954	1,737
Other earning assets	34,785	23,448
Total assets	235,239	140,631
Deposits	195,666	116,480
Borrowings	11,772	6,074
Shareholders’ equity	27,399	17,596

Selected Average Balances:
Total assets	$209,076	$132,213
Loans, net of allowance	166,038	103,025
Total interest-earning assets	197,537	126,329
Deposits	169,391	110,288
Total interest-bearing liabilities	155,873	98,764
Shareholders’ Equity	27,549	17,555

Selected Performance Ratios:
Return on average assets	0.16%	0.66%
Return on average equity	1.23%	4.93%
Net interest margin	4.04%	4.21%
Noninterest expense to average assets	3.09%	3.00%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.16%	0.34%
Allowance for loan losses to period-end loans	1.55%	1.55%
Net loan charge-offs to average loans	0.02%	0.29%

Capital Ratios:
Total risk-based capital	15.26%	16.63%
Tier 1 risk-based capital	14.00%	15.38%
Leverage ratio	13.01%	13.11%
Equity to assets ratio	11.65%	12.51%

Other Data:
Number of banking offices	4	2
Number of full time equivalent employees	61	36

(1)	2003 share and per share data restated to reflect the Company’s 11-for-10 stock split in the form of a 10% stock dividend that was declared in September 2003.